EXHIBIT 10.36
SAN JOSE WATER COMPANY
SPECIAL DEFERRAL ELECTION PLAN
OCTOBER 23, 2012 AMENDMENT AND RESTATEMENT
EFFECTIVE AS OF JANUARY 1, 2013
ARTICLE I.
NAME AND PURPOSE

1.01    Purpose. San Jose Water Company, a corporation duly organized and existing under the laws of State of California (the “Corporation”), established the Special Deferral Election Plan (the “Plan”), effective as of January 1, 2005, in order to provide a select group of the management personnel and other highly compensated employees of one or more participating employers with an opportunity to defer a portion of their earnings each year and to realize an investment return on those funds during the deferral period. The Plan was amended and restated by the Executive Compensation Committee of the Board of Directors of SJW Corp. (the Corporation’s parent company) on October 22, 2008, effective as of January 1, 2008, to conform the provisions of the plan document to the applicable requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder. The Plan as so amended and restated shall continue to function solely as a so-called “top hat” plan of deferred compensation subject to the provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time) applicable to such a plan. The provisions of the Plan and its various amendments in effect prior to this amendment and restatement were intended to comply with the proposed Treasury Regulations under Internal Revenue Code Section 409A and the regulatory guidance provided by the U.S. Treasury and the Internal Revenue Service with respect to Section 409A compliance and transitional relief. The January 2012 amendment and restatement of the Plan was adopted by the Executive Compensation Committee of the Board of Directors of SJW Corp. on January 25, 2012, effective as of January 1, 2012, to provide for the delegation of authority over the day-to-day administration of the Plan to either a plan administrative committee comprised of two (2) or more employees of the Corporation or a third-party plan administrator. This January 2013 amendment and restatement of the Plan was adopted by the Executive Compensation Committee of the Board of Directors of SJW Corp. on October 23, 2012, effective as of January 1, 2013, to clarify certain definitional and distribution provisions in the Plan.
1.02    General. The benefits provided under the Plan shall be paid, as they become due, either directly from the Participating Employer’s general assets or through a grantor trust arrangement established in accordance with the provisions of Article VIII. The interest of each participant (and his or her beneficiary) in any benefits that become payable under the Plan shall be no greater than that of an unsecured creditor of the Participating Employer.
ARTICLE II
ADMINISTRATION OF THE PLAN
2.01    Plan Administrator. The Plan shall be administered by the Executive Compensation Committee of the Board of Directors of SJW Corp. The Executive Compensation Committee may delegate one or more of its administrative duties and responsibilities under the Plan to: (i) a plan administrative committee comprised of two or more employees of the Corporation (the “Designated Plan Committee”) appointed to the Designated Plan Committee by the Executive Compensation Committee or (ii) a third-party plan administrator selected by the Executive Compensation Committee. If the Designated Plan Committee is delegated authority under the Plan, the members of the Designated Plan Committee may thereafter be comprised of employees of the Corporation appointed by either the Executive Compensation Committee or the Corporation’s Chief Executive Officer. The Executive Compensation Committee, the Designated Plan Committee and any third-party administrator shall each, in carrying out the respective administrative duties and responsibilities delegated to them under the Plan, be referred to in this document as the Plan Administrator and each may, to the extent such authority is within the scope of the respective duties and responsibilities delegated to it under the Plan, have full and complete authority to administer the Plan, select the eligible employees who are to participate in the Plan, determine the benefit entitlement of each participant under the Plan and his or her vested status, authorize the payment of all benefits that become due and payable under the Plan, perform any administrative duties or responsibilities under any grantor trust agreement for the Plan and administer the benefit claims process under the Plan.

2.02    Authority. The interpretation and construction of any provision of the Plan and the adoption of rules and regulations for plan administration shall be made by the Plan Administrator. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan, including (without limitation) all decisions relating to an individual’s eligibility for participation in the Plan, his or her entitlement to benefits hereunder and the amount of any such benefit entitlement.
ARTICLE III
DEFINITIONS
3.01    “Account” shall mean the account maintained for each Participant on the books and records of the Participating Employer to which there shall be credited the Eligible Earnings deferred by such Participant pursuant to his or her Deferral Elections under the Plan.
The Participant’s Account will be divided into a series of subaccounts, and there will accordingly be a separate Deferral Election Subaccount for each year the Participant defers a portion of his or her Eligible Earnings. There shall also be established a separate Deferral Election Subaccount with respect to the March 2005 bonus payment which the Participant may have elected in whole or in part to defer under the Plan in accordance with the provisions of the Plan as in effect at that time.
3.02    “Affiliated Company” shall mean (i) the Corporation and (ii) any other member of the group of commonly controlled corporations or other businesses that include the Corporation, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder.
3.03     “Board” shall mean the Corporation’s Board of Directors.
3.04    “Change in Control” shall mean a change in ownership or control of the Corporation or a change in ownership or control of SJW Corp., a California corporation (“SJW Corp.) which occurs while SJW Corp. is the beneficial owner (as determined pursuant to Rule 13d-3 of the 1934 Act) of securities that possess more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding voting securities.
A Change in Control of the Corporation shall be deemed to occur if:
(i)    any one person or more than one person acting as a group (other than the Corporation or any entity that directly or indirectly controls, is controlled by or is under common control with, the Corporation) acquires beneficial ownership (as determined pursuant to Rule 13d-3 of the 1934 Act) of securities that, together with any other securities beneficially owned by such person or group, possess more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding voting securities;
(ii)    a merger, reorganization, consolidation or other similar transaction to which the Corporation in a party, unless (a) securities possessing fifty percent (50%) or more of the total combined voting power of the surviving entity or the parent thereof are, immediately after such transaction, owned beneficially, directly or indirectly, by the person or persons who beneficially owned the Corporation’s outstanding voting securities immediately before such transaction or (b) the other party to the merger, reorganization or other transaction is an entity that directly or indirectly controls, is controlled by or is under common control with, the Corporation;
(iii)    a majority of the Board members is replaced over a twelve (12)-month period by Board members whose appointment or election is not endorsed by a majority of those individuals serving as Board member immediately prior to the date of such appointment or election; provided, however, that for purposes of this subparagraph (iii), no Change in Control of the Corporation will be deemed to occur if any other corporation owns at the time of such change in Board membership more than fifty percent (50%) of the total fair market value or total combined voting power of the Corporation’s outstanding securities; or
(iv)    the Corporation sells all or substantially all of its assets in connection with the liquidation or dissolution of the Corporation (other than to an entity that directly or indirectly controls, is controlled by or is under common control with, the Corporation), unless securities possessing fifty percent (50%) or more of the total combined voting power of the entity acquiring such assets or the parent thereof are, immediately after such sale, owned beneficially, directly or indirectly, by the person or persons who beneficially owned the Corporation’s outstanding voting securities immediately before such sale.

A Change in Control of SJW Corp. shall be deemed to occur upon the closing of any of the following transactions:
(i)    The acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than SJW Corp. or a person that directly or indirectly controls, is controlled by, or is under, control with SJW Corp. or an employee benefit plan maintained by any such entity, of beneficial ownership (as defined in Rule 13d-3 of the 1934 Act) of securities of SJW Corp. which, when aggregated with any other acquisition of such securities by such person or group within the twelve (12)-month period ending with the date of the latest such acquisition, results in such person or related group of persons beneficially owning securities representing thirty percent (30%) or more of the combined voting power of the then-outstanding securities of SJW Corp.;
(ii)    A merger, recapitalization, consolidation, or other similar transaction to which SJW Corp. is a party, unless securities representing fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the surviving entity or a parent thereof are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the outstanding voting securities of SJW Corp. immediately before the transaction;

(iii)    A sale, transfer or disposition of all or substantially all of the assets of SJW Corp., unless securities representing fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the entity acquiring the SJW Corp. assets or the parent of such acquiring entity are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the outstanding voting securities of SJW Corp. immediately before the transaction;

(iv)    A change in the composition of the Board of Directors of SJW Corp. over a twelve (12)-month period such that a majority of those Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either: (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members who were described in clause (a) or who were previously so elected or approved and who were still in office at the time the Board approved such election or nomination;

provided, however, that no Change in Control of SJW Corp. shall be deemed to occur if the result of the transaction is to give more ownership or control of SJW Corp. to any person or related group of persons who held securities representing more than thirty percent (30%) of the combined voting power of the outstanding securities of SJW Corp. as of March 3, 2003.

The foregoing Change in Control definitions shall in each instance be applied and interpreted in such manner that the applicable Change in Control transaction will also qualify as: (i) a change in the ownership of the Corporation or SJW Corp., as determined in accordance with Section 1.409A-3(i)(5)(v) of the Treasury Regulations, (ii) a change in the effective control of the Corporation or SJW Corp., as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations, or (iii) a change in the ownership of a substantial portion of the assets of the Corporation or SJW Corp., as determined in accordance with Section 1.409A-3(i)(5)(vii) of the Treasury Regulations.

3.05     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
3.06    “Corporation” shall mean San Jose Water Company and any successor or assignee corporation, whether by way of merger, acquisition or other reorganization.
3.07    “Deferral Election” shall mean the irrevocable election filed by the Participant under Article V of this Plan pursuant to which a portion of his or her Eligible Earnings for the Plan Year is to be deferred in accordance with the provisions of the Plan.
3.08     “Eligible Earnings” shall mean any direct and current cash compensation, including salary, bonuses and other cash incentive-type compensation, earned by the Participant for service as an Employee during the Plan Year. Eligible Earnings shall also include any bonus earned by the Participant for service as an Employee during the period commencing January 1, 2004 and continuing through March 31, 2005 and otherwise payable to such Participant in March 2005 in the absence of a Deferral Election under the Plan (the “March 2005 Bonus Payment”). In no event, however, shall a Participant’s Eligible Earnings include, for purposes of the Plan:

(i)    any item of compensation (other than the March 2005 Bonus Payment) earned for a period of service rendered prior to the effective date of the Deferral Election which the Participant filed with respect to that item, or
(ii)    any item of compensation paid or distributed to the Participant after a period of deferral, whether under this Plan or any other program of deferred compensation maintained by the Corporation or any Affiliated Company.
3.09    “Eligible Employee” shall mean any Employee who is either a highly compensated employee of his or her Participating Employer or part of its management personnel, as determined pursuant to guidelines established from time to time by the Plan Administrator. In no event shall any of the following individuals be deemed to be Eligible Employees:
(i)    an Employee who is not resident in the United States,
(ii)    any individual classified as an independent contractor or consultant or as a temporary employee, or
(iii)    any individual who has ceased Employee status, whether by reason of Retirement or otherwise.
3.10    “Employee” shall mean an individual for so long as he or she is in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
3.11    “Employer Group” means the (i) Corporation and (ii) any other member of the group of commonly controlled corporations or other businesses that include the Corporation, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.
3.12    “Extended Deferral Election” shall mean a Participant’s election, made in accordance with the terms and conditions of Section 7.02 of this Plan, to defer the distribution of his or her Deferral Election Subaccount for an additional period of at least five (5) years measured from the January 31 date (or the date of any other specified event) on which that particular subaccount was scheduled to first become due and payable under the Plan.
3.13    “1934 Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
3.14     “Participant” shall mean each Eligible Employee who participates in the Plan through one or more Deferral Elections under Article V.
3.15    “Participating Employer” shall mean, with respect to each Participant, the Affiliated Company employing that individual which has, with the consent of the Plan Administrator, adopted this Plan as a deferred compensation program for one or more of its Eligible Employees. The Participating Employers for the 2007 Plan Year are set forth in attached Schedule I. Any additional Affiliated Companies which may from time to time become Participating Employers shall be listed in revised Schedule I.
3.16     “Plan Year” shall mean each calendar year the Plan continues in effect, beginning with the 2005 calendar year.

3.17    “Separation from Service” shall mean the Participant’s cessation of Employee status by reason of his or her death, retirement or termination of employment. The Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such Employee service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which such Participant’s right to reemployment with one or more members of the Employer Group is provided either by statute or contract; provided, however, that in the event of a Participant’s leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes such individual to be unable to perform his or her duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Participant’s right to reemployment is not provided either by statute or contract, then such Employee will be deemed to have a Separation from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.
3.18    “Specified Employee” shall mean any employee of the Employer Group who is, pursuant to procedures established by the Plan Administrator in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, deemed at the time of his or her Separation from Service to be a “specified employee” under Code Section 409A. The Specified Employees shall be identified on December 31 of each calendar year and shall include each employee who is a “key employee” (within the meaning of that term under Code Section 416(i)) of the Employer Group at any time during the twelve (12)-month period ending with such date. An individual who is so identified as a Specified Employee will have that status for the twelve (12)-month period beginning on April 1 of the following calendar year.
3.19    “Valuation Date” shall mean any date as of which the balance credited to each of the Participant’s Deferral Election Subaccounts under the Plan is to be determined. If the date in question is coincident with a date on which the U.S. financial markets are open for business, then the Valuation Date shall be that same date; otherwise, the Valuation Date shall be first date immediately preceding the date in question on which the U.S. financial markets are open for business.
ARTICLE IV
PARTICIPATION
4.01    Eligibility Rules. The Plan Administrator shall have absolute discretion in selecting the Eligible Employees who are to participate in the Plan for each Plan Year. An Eligible Employee selected for participation for any Plan Year must, in order to participate in the Plan for that year, file his or her Deferral Election on or before the last day of the immediately preceding Plan Year. However, an Eligible Employee who is first selected for participation in the Plan after the start of a Plan Year and who has not otherwise been eligible for participation in any other non-qualified elective account balance plan subject to Code Section 409A and maintained by one or more Affiliated Companies will have until the thirtieth (30th) day following the date he or she is so selected in which to file his or her Deferral Election for that Plan Year.
4.02    Cessation of Participation. Every Eligible Employee who becomes a Participant may continue to file Deferral Elections under the Plan for one or more subsequent Plan Years until the earliest of: (i) his or her exclusion from the Plan upon written notice from the Plan Administrator, (ii) his or her cessation of Employee status or (iii) the termination of the Plan. The Plan Administrator shall have complete discretion to exclude one or more individuals from Participant status for one or more Plan Years as the Plan Administrator deems appropriate, including the entire period the Participant continues in Employee status following such exclusion. However, no such exclusion authorized by the Plan Administrator shall become effective until the first day of the first Plan Year next following the date of the Plan Administrator resolution authorizing such exclusion. If any individual is excluded from Participant status for one or more Plan Years, then such individual shall not be entitled to defer any part of his or her Eligible Earnings for those Plan Years.

ARTICLE V
DEFERRAL ELECTION
5.01    Annual Election. Each Participant shall have the right to file a Deferral Election to defer a portion of his or her Eligible Earnings for each Plan Year for which he or she is to be or remain a Participant.
5.02    Election Procedure. Each Deferral Election shall be made in compliance with all of the following requirements and shall not be effective unless such requirements are met:
A.    The Deferral Election must be exercised by means of a written notice filed with the Plan Administrator or its designate. The notice shall be substantially in the form of the Deferral Election attached as Exhibit A and must be filed on or before the last day of the calendar year immediately preceding the start of the Plan Year for which the Eligible Earnings subject to that election are to be earned. However, an Eligible Employee who is first selected for participation in the Plan after the start of a Plan Year and who has not otherwise been eligible for participation in any other non-qualified elective account balance plan subject to Code Section 409A and maintained by one or more Affiliated Companies must file his or her initial Deferral Election no later than thirty (30) days after the date he or she is so selected. Such Deferral Election shall only be effective for Eligible Earnings attributable to Employee service for the period commencing with the first day of the first calendar month coincident with or next following the filing of such Deferral Election and ending with the close of such Plan Year.
B.    The percentage of Eligible Earnings which a Participant may elect to defer each Plan Year pursuant to his or her Deferral Election must comply with the following guidelines:
(i)    To the extent the Participant’s base salary is the subject of the Deferral Election, the amount to be deferred pursuant to such election must not be less than five percent (5%), nor more than fifty percent (50%), of the portion of such base salary included within his or her Eligible Earnings for such Plan Year.
(ii)    To the extent the Participant’s bonus or other incentive compensation is the subject of the Deferral Election, the amount to be deferred pursuant to such election must be a multiple of five percent (5%), up to one hundred percent (100%) of the portion of such bonus or other incentive compensation included in his or her Eligible Earnings for such Plan Year.
C.    The Participant must also specify in the Deferral Election the event or date which shall serve as the commencement date for the distribution of the Deferral Election Subaccount attributable to that election. The following commencement dates shall be permissible:
-    January 31 of any calendar year which is at least five (5) calendar years after the calendar year in which the Eligible Earnings credited to such subaccount were earned,
-    January 31 of the calendar year following the calendar year in which occurs the Participant’s Separation from Service,
-    the earlier of (i) January 31 of any calendar year which is at least five (5) calendar years after the calendar year in which the Eligible Earnings credited to such subaccount were earned or (ii) January 31 of the calendar year following the calendar year in which occurs the Participant’s Separation from Service, or
-    the closing of a Change in Control transaction.
-    the earliest of (i) January 31 of any calendar year which is at least five (5) calendar years after the calendar year in which the Eligible Earnings credited to such subaccount were earned, (ii) January 31 of the calendar year following the calendar year in which occurs the Participant’s Separation from Service or (iii) the closing of a Change in Control transaction, or
-    any other combination of the foregoing.

D.    The Participant shall also specify in the Deferral Election the manner in which the Deferral Election Subaccount attributable to that election shall be distributed. The following methods of distribution shall be permissible:
-    lump sum payment,
-    annual installments over five (5)-year term, or
-    annual installments over ten (10)-year term
For purposes of Sections 7.02 and 7.08, an installment distribution shall be treated as a single aggregate payment, and not as a series of individual installment payments.
E.    If an installment distribution is selected with respect to any Deferral Election Subaccount, the amount to be distributed on each applicable installment payment date shall be determined by dividing the balance credited to that subaccount immediately prior to payment by the number of remaining annual installments (including the current installment) in the installment distribution.
F.    The Deferral Election for a particular Plan Year shall become irrevocable as of the first day of that Plan Year (or any later day the Deferral Election for such Plan Year may be filed under Section 5.02 by a newly-eligible Participant), and no subsequent changes may be made to that Deferral Election once it becomes irrevocable, except as otherwise permitted in Section 7.02.
5.03    Deferral Election Subaccounts. A separate Deferral Election Subaccount shall be established for each Plan Year for which the Participant defers a portion of his or her Eligible Earnings under the Plan. Such subaccount shall be credited with the Eligible Earnings subject to the Deferral Election in effect for that Plan Year, as and when those Eligible Earnings would have otherwise become due and payable to the Participant in the absence of such Deferral Election. A separate Deferral Election Subaccount shall also be maintained for any portion of the March 2005 Bonus Payment which the Participant may have elected to defer under the Plan. The Participant shall at all times be fully vested in the balance credited to each of his or her Deferral Election Subaccounts.
5.04    Withholding Taxes. The Participant shall be responsible for the satisfaction of all federal, state and local employment and other payroll taxes (including FICA taxes) which are required to be withheld on the Eligible Earnings deferred under the Plan and shall accordingly pay such taxes as and when they become due under applicable law, either by separate check payable to the Participating Employer or through the Participating Employer’s withholding of those taxes from other wages and earnings payable to the Participant. Accordingly, the Participant’s Deferral Election shall be deemed to authorize such tax withholding by the Participating Employer in the absence of any other arrangement made by the Participant to satisfy his or her withholding tax liability.
5.05    Subsequent Distribution. The Deferral Election Subaccounts shall be distributed in accordance with the provisions of Article VII of the Plan.
ARTICLE VI
INVESTMENT RETURN

6.01    Investment Return for 2005 Calendar Year. For the period from January 1, 2005 to December 31, 2005 (the “2005 Investment Year”), each of the Participant’s outstanding Deferral Election Subaccounts was adjusted periodically to reflect the earnings, gains and losses equal to the actual investment experience realized for the period by one or more of the investment funds selected by the Participant from the investment alternatives available under the Plan for the 2005 Investment Year. At the close of the 2005 Investment Year, each of the Participant’s outstanding Deferral Election Subaccounts was valued in accordance with the valuation procedures set forth in Section 6.05, and the balance shall thereafter be credited with a fixed rate of interest in accordance with the applicable provisions of Sections 6.02 and 6.03.

6.02    Investment Return for 2006 Calendar Year. For the period from January 1, 2006 to December 31, 2006 (the “2006 Investment Year”), each of the Participant’s outstanding Deferral Election Subaccounts was credited with a fixed rate of interest, compounded semi-annually, equal to the 30-year long-term borrowing cost of funds to the Corporation (or the equivalent thereof), as measured as of the start of the 2006 Investment Year. Following the close of the 2006 Investment Year, the Deferral Election Subaccounts shall be credited with a fixed rate of interest in accordance with the applicable provisions of Section 6.03.
6.03    Investment Return for Subsequent Calendar Years. Commencing January 1, 2007 and continuing throughout the period there remains an outstanding balance credited to such subaccount, each of the Participant’s Deferral Election Subaccounts shall be credited with a fixed rate of interest, compounded semi-annually and periodically reset in accordance with the following procedures:
-    For each Plan Year, beginning with the 2007 Plan Year, the fixed rate of interest shall be equal to the lower of (i) the then current 30-year long-term borrowing cost of funds to the Corporation (or the equivalent thereof), as measured as of the start of such Plan Year, or (ii) 120% of the long-term Applicable Federal Rate determined as of the start of such Plan Year and based on semi-annual compounding.

6.04    Charges to Account. Each of the Participant’s Deferral Election Subaccounts shall be charged with its allocable share of the costs and expenses incurred in connection with the administration of the investment return provisions of this Article VI, except to the extent one or more Participating Employers elect in their sole discretion to pay all or a portion of those costs and expenses.
6.05    Account Value. The value of each of the Participant’s Deferral Election Subaccounts on any Valuation Date in question shall be equal to the balance credited to that subaccount as of the close of business on that date, including the appropriate adjustments for (i) any deferred Eligible Earnings or investment gains or earnings or interest return credited to such subaccount as of such date and (ii) any distributions, hardship withdrawals or investment losses charged against the subaccount as of such date.
6.06    Account Statements. Following the close of each calendar quarter, each Participant shall receive a written statement of the value of each of his or her Deferral Election Subaccounts as of the last Valuation Date in that quarter.
ARTICLE VII
DISTRIBUTION OF BENEFITS
7.01    Normal Distribution. The Participant’s Deferral Election Subaccount for a particular Plan Year shall become due and payable in accordance with the commencement date and method of distribution designated by the Participant in his or her Deferral Election for that Plan Year, and such distribution shall be made or begin on the designated commencement date or event or as soon as administratively practicable thereafter, but in no event later than the later of (i) the close of the calendar year in which the designated commencement date or event occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the occurrence of such commencement date or event.
7.02    Extended Deferral Election. A Participant may make an Extended Deferral Election with respect to any Deferral Election Subaccount maintained for him or her under the Plan, provided the Participant remains at the time of such election a highly compensated Employee or member of the management group of an Affiliated Company (as determined pursuant to guidelines established by the Plan Administrator). However, only one Extended Deferral Election may be made per Deferral Election Subaccount. The Extended Deferral Election must be made by filing an appropriate election form with the Plan Administrator at least twelve (12) months prior to the date the Deferral Election Subaccount subject to such election is scheduled to become payable pursuant to Section 7.01, and the Extended Deferral Election for that subaccount shall in no event become effective or otherwise have any force or applicability until the expiration of the twelve (12)-month period measured from the date such election is filed with the Plan Administrator. Accordingly, the Extended

Deferral Election shall become null and void should the Participant’s pre-existing specified commencement date or event occur within that twelve (12)-month period. The Extended Deferral Election must also specify a January 31 commencement date in a Plan Year which is at least five (5) Plan Years later than the Plan Year in which the distribution of that subaccount would have otherwise been made or commenced in the absence of the Extended Deferral Election; provided, however, that if the closing of a Change in Control would have been the date on which the distribution would have been made or commenced in the absence of the Extended Deferral Election, then the new distribution or commencement date specified in the Extended Deferral Election must, with respect to such Change in Control distribution event, be no earlier than the fifth one-year anniversary of the closing date. As part of the Extended Deferral Election, the Participant may also elect a different method of distribution, provided the selected method complies with one of the forms of distribution specified in Section 5.02E. Once the Extended Deferral Election becomes effective in accordance with the foregoing provisions of this Paragraph 7.02, such election shall remain in effect, whether or not the Participant continues in Employee status; provided, however, that in the event of the Participant’s death, the provisions of Paragraph 7.05 shall apply.
7.03    Special Distribution Election in 2007. Notwithstanding the limitations and restrictions of Section 7.02, Participants may make a special election to change the time and form of the distribution of one or more of their Deferral Election Subaccounts, provided that the distribution election is made at least twelve months in advance of the newly elected distribution date, and the election is made no later than December 31, 2007. An election made pursuant to this Section 7.03 shall be treated as an initial distribution election and shall be subject to any special administrative rules imposed by the Plan Administrator, including rules intended to comply with Section 409A of the Code. No election under this Section 7.03 shall: (i) change the payment date of any distribution otherwise scheduled to be paid in 2007 or cause a payment to be made in 2007 that was otherwise scheduled for payment in a later year or (ii) be permitted after December 31, 2007.
7.04     Hardship Withdrawal. If a Participant (A) incurs a severe financial hardship as a result of (i) a sudden and unexpected illness or accident involving the Participant or his or her spouse or any dependent (as determined pursuant to Section 152(a) of the Code), (ii) a casualty loss involving the Participant’s property or (iii) other similar extraordinary and unforeseeable event beyond the Participant’s control and (B) does not have any other resources available, whether through reimbursement or compensation (by insurance or otherwise), liquidation of existing assets (to the extent such liquidation would not itself result in financial hardship) or cancellation of his or her existing Deferral Election under the Plan, to satisfy such financial emergency, then the Participant may apply to the Plan Administrator for an immediate distribution from his or her Account in an amount necessary to satisfy such financial hardship and the tax liability attributable to such distribution. The Plan Administrator shall have complete discretion to accept or reject the request and shall in no event authorize a distribution in an amount in excess of that reasonably required to meet such financial hardship and the tax liability attributable to that distribution.
7.05    Death Before Full Distribution. If the Participant dies before the entire balance of his or her Account is distributed, then the unpaid balance shall be paid in a lump sum to his or her designated beneficiary(ies) under the Plan. Such payment shall be made within sixty (60) days after the date of the Participant’s death or as soon as administratively practical following the Participant’s death, but in no event later than the later of: (i) the end of the calendar year in which the Participant’s death occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the date of the Participant’s death. The Participant may designate one or more such beneficiaries, or may revoke his or her existing beneficiary designation and make a new designation, by filing a properly completed Beneficiary Designation, in substantially the form of attached Exhibit B, with the Plan Administrator or its designate. Should the Participant die without a valid beneficiary designation in effect or after the death of his or her designated beneficiary(ies), then any amounts due him or her under the Plan shall be paid to the personal representative of his or her estate.
7.06    Valuation. The amount to be distributed from any Deferral Election Subaccount pursuant to this Article VII shall be determined on the basis of the balance credited to that subaccount as of the most recent practicable Valuation Date (as determined by the Committee or its designate) preceding the date of the actual distribution. For a Participant who has elected an installment distribution for any Deferral Election Subaccount, such distribution shall be effected through a series of substantially equal payments (as adjusted for investment gains or losses), and the amount of each such annual installment shall accordingly be determined by dividing the balance credited to that subaccount as of the most recent practicable Valuation Date (as determined by the Plan Administrator) preceding the date of the actual distribution of that installment by the number of installments (including the current installment) remaining in the selected five (5) or ten (10)-year distribution period.
7.07    Withholding. All payments made under the Plan shall be subject to the Participating Employer’s withholding of all required federal, state and local income and employment/payroll taxes, and all such payments shall be net of such tax withholding.

7.08    Small Account Balances.
A.    If the aggregate balance of the Participant’s Account is not greater than the applicable dollar amount in effect under Code Section 402(g)(1)(B) at the time of the Participant’s Separation from Service and the Participant is not otherwise at that time participating in any other non-qualified elective account balance plan subject to Code Section 409A and maintained by one or more members of the Affiliated Group, then that balance shall be distributed to the Participant in a lump sum distribution on the date of such Separation from Service or as soon as administratively practical thereafter, whether or not the Participant elected that form of distribution or distribution event, but in no event shall such lump sum distribution be made later than the later of: (i) the end of the calendar year in which such Separation from Service occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the date of such Separation from Service.
B.    Should the aggregate present value of all of the remaining unpaid installments due to a Participant who is receiving one or more installment distributions under the Plan fall below Twenty-Five Thousand Dollars ($25,000), then those unpaid installments shall be paid to the Participant in a single lump sum within thirty (30) days thereafter.
7.09    Mandatory Deferral of Distribution. Notwithstanding any provision to the contrary in this Article VII or any other article in the Plan, no distribution which becomes due and payable by reason of a Participant’s Separation from Service shall be made to such Participant prior to the earlier of: (i) the first day of the seventh (7th) month following the date of the Participant’s Separation from Service or (ii) the date of his or her death, if the Participant is deemed at the time of such Separation from Service to be a Specified Employee and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Section 7.09 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid in a lump sum to the Participant, and any remaining payments due under the Plan shall be paid in accordance with the normal payment dates specified for them herein. During such deferral period, the Participant’s Account shall continue to be subject to the investment return provisions of Article VI.
ARTICLE VIII
MISCELLANEOUS

8.01    Benefits Not Funded. The obligation to pay the vested balance of each Participant’s Deferral Election Subaccounts hereunder shall at all times be an unfunded and unsecured obligation of the Participating Employer. Except to the extent the Corporation or any Participating Employer may in its sole discretion elect to implement a grantor trust to hold funds for the payment of any benefits which become due and payable hereunder, neither the Corporation nor any Participating Employer shall have any obligation to establish any trust, escrow arrangement or other fiduciary relationship for the purpose of segregating funds for the payment of the balances credited to such subaccounts, nor shall the Corporation or any Participating Employer be under any obligation to invest any portion of its general assets in mutual funds, stocks, bonds, securities or other similar investments in order to accumulate funds for the satisfaction of its obligations under the Plan.
8.02    General Creditor Status. The Participant (or his or her beneficiary) shall look solely and exclusively to the general assets of the Participating Employer for the payment of the Deferral Election Subaccounts maintained on the Participant’s behalf under the Plan. Payments from any grantor trust established by the Corporation or any Participating Employer under the Plan shall be made as and when benefits become payable to Participants in accordance with the distribution provisions of Article VII of the Plan, with any remaining balance due the Participants to be paid out of the general assets of the Participating Employer.
8.03    No Employment Right. Neither the action of the Corporation or the Participating Employer in establishing or maintaining the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Participating Employer or any other Affiliated Company for any period of specific duration, and the Participant may be discharged at any time, with or without cause.

8.04    Amendment/Termination. The Executive Compensation Committee of the Board of Directors of SJW Corp. may at any time amend the provisions of the Plan to any extent and in any manner the Executive Compensation Committee shall deem advisable, and such amendment shall become effective at the time of such action by the Executive Compensation Committee. Without limiting the generality of the foregoing, the Executive Compensation Committee may amend the Plan to impose such restrictions upon: (i) the timing, filing and effectiveness of Deferral Elections or Extended Deferral Elections, and (ii) the distribution provisions of Article VII which the Executive Compensation Committee deems appropriate or advisable in order to avoid the current income taxation of amounts deferred under the Plan which might otherwise occur as a result of changes to the tax laws and regulations governing deferred compensation arrangements such as the Plan. The Executive Compensation Committee may also at any time terminate the Plan in whole or in part. Except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences to Participants as a result of changes to the tax laws and regulations applicable to the Plan, no such plan amendment or plan termination authorized by the Executive Compensation Committee shall adversely affect the benefits of Participants accrued to date under the Plan or otherwise reduce the then outstanding balances credited to their Deferral Election Subaccounts or otherwise adversely affect the distribution provisions in effect for those subaccounts, and all amounts deferred prior to the date of any such plan amendment or termination shall, subject to the foregoing exception, continue to become due and payable in accordance with the distribution provisions of Article VII as in effect immediately prior to such amendment or termination.
8.05    Applicable Law. The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management and other highly compensated persons, and all rights hereunder shall be construed, administered and governed in all respects in accordance with the provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time) applicable to such an arrangement and, to the extent not pre-empted thereby, by the laws of the State of California without resort to its conflict-of-laws provisions. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.
8.06    Satisfaction of Claims. Any payment made to a Participant or his or her legal representative or beneficiary in accordance with the terms of this Plan shall to the extent thereof be in full satisfaction of all claims with respect to that payment which such person may have against the Plan, the Plan Administrator (or its designate), the Corporation, the Participating Employer and all other Affiliated Companies, any of whom may require the Participant or his or her legal representative or beneficiary, as a condition precedent to such payment, to execute a receipt and release in such form as shall be determined by the Plan Administrator.
8.07    Alienation of Benefits. No person entitled to any benefits under the Plan shall have the right to alienate, pledge, hypothecate or otherwise encumber his or her interest in such benefits, and those benefits shall not, to the maximum extent permissible by law, be subject to claim of his or her creditors or liable to attachment, execution or other process of law. Notwithstanding the foregoing, any benefits in which the Participant has a vested right under the Plan may instead be distributed to one or more third parties (including, without limitation, the Participant’s former spouse) to the extent such distribution is required by a domestic relations order or other order or directive of a court with jurisdiction over the Participant and his or her benefits hereunder, and the Participant shall cease to have any right, interest or entitlement to any benefits to be distributed pursuant to such order or directive.
8.08    Expenses. In addition to the expenses and costs set forth in Section 6.03, each Participant’s Account shall also be charged with its allocable share of all other costs and expenses incurred in the operation and administration of the Plan, except to the extent one or more Participating Employers elect in their sole discretion to pay all or a portion of those costs and expenses.
8.09    Successors and Assigns. The obligation of each Participating Employer to make the payments required hereunder shall be binding upon the successors and assigns of that Participating Employer, whether by merger, consolidation, acquisition or other reorganization. Except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences to Participants as a result of changes to the tax laws and regulations applicable to the Plan, no amendment or termination of the Plan by any such successor or assign shall adversely affect or otherwise impair the rights of Participants to receive benefit payments hereunder, to the extent attributable to amounts deferred prior to the date of such amendment or termination, in accordance with the applicable distribution provisions of Article VII hereof as in effect immediately prior to such amendment or termination.

8.10    Compliance with Code Section 409A. To the extent there is any ambiguity as to whether any provision of this Plan would otherwise contravene one or more requirements or limitations of Code Section 409A, such provision shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.
ARTICLE IX
BENEFIT CLAIMS
9.01    Claims Procedure. No application is required for the payment of benefits under the Plan. However, if any Participant (or beneficiary) believes he or she is entitled to a benefit from the Plan which differs from the benefit determined by the Plan Administrator, then such individual may file a written claim for benefits with the Plan Administrator. Each claim shall be acted upon and approved or disapproved within ninety (90) days following receipt by the Plan Administrator.
9.02    Denial of Benefits. In the event any claim for benefits is denied, in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial and of his or her right to a review by the Plan Administrator and shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to pertinent provisions of the Plan on which the denial is based, a description of any additional material or information necessary to perfect the claim, an explanation of why such material or information is necessary, and an explanation of the review procedure.
9.03    Review.
A.    Any person whose claim for benefits is denied in whole or in part may appeal to the Plan Administrator for a full and fair review of the decision by submitting to the Plan Administrator, within ninety (90) days after receiving written notice from the Plan Administrator of such denial, a written statement:
(i)    requesting a review by the Plan Administrator of his or her claim for benefits;
(ii)    setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and
(iii)    setting forth any issues or comments which the claimant deems pertinent to his or her claim.
B.    The Plan Administrator shall act upon each such appeal within sixty (60) days after receipt of the claimant’s request for review by the Plan Administrator, unless special circumstances require an extension of time for processing. If such an extension is required, written notice of the extension shall be furnished to the claimant within the initial sixty (60)-day period, and a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the initial request for review. The Plan Administrator shall make a full and fair review of each such appeal and any written materials submitted by the claimant or the Participating Employer in connection therewith and may require the Participating Employer or the claimant to submit such additional facts, documents or other evidence as the Plan Administrator may, in its sole discretion, deem necessary or advisable in making such a review. On the basis of its review, the Plan Administrator shall make an independent determination of the claimant’s eligibility for benefits under the Plan. The decision of the Plan Administrator on any benefit claim shall be final and conclusive upon all persons.
C.    Should the Plan Administrator deny an appeal in whole or in part, the Plan Administrator shall give written notice of such decision to the claimant, setting forth in a manner calculated to be understood by the claimant the specific reasons for such denial and specific reference to the pertinent Plan provisions on which the decision was based. The notice shall also include a statement that the claimant has a right to bring a right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974 (as amended from time to time).

SCHEDULE I

LIST OF PARTICIPATING EMPLOYERS

San Jose Water Company

EXHIBIT A
SPECIAL DEFERRAL ELECTION PLAN
DEFERRAL ELECTION FORM
20____ PLAN YEAR
Please check the applicable boxes and complete form as appropriate.

[ ] A.	I hereby elect to participate in the Special Deferral Election Plan (the “Plan”) for the 20___ plan year.
I hereby elect to defer payment of a portion of my eligible earnings for services rendered in the 20___ plan year, in the dollar amount determined in accordance with the following elections:
Base Salary: ____% (in increments of one percent, with a minimum of 5% and a maximum of 50%) of my base salary earned for service rendered during the 20__ plan year.
Bonus/Incentive Compensation: ____% (in increments of 5%, up to a maximum of 100%) of any cash bonus or other cash incentive compensation earned for service rendered during the 20___ plan year.

[ ] B.	I hereby elect the following commencement date for the distribution of my deferral election subaccount for the 20___ plan year:
____    January 31 of calendar year _______________ (must be at least five (5) calendar years after the 20___ calendar year).
____    January 31 of the calendar year following the calendar year in which my separation from service occurs.
____    the closing of a Change in Control (as such term is defined in the Plan).
____    the earlier of (i) January 31 of calendar year _________ (a calendar year which is at least five (5) calendar years after the 20___ calendar year) or (ii) January 31 of the calendar year following the calendar year in which my separation from service occurs.
____    the earlier of (i) January 31 of the calendar year following the calendar year in which my separation from service occurs or (ii) the closing of a Change in Control.
____    the earlier of (i) January 31 of calendar year ___________ (a calendar year which is at least five (5) calendar years after the 20___ calendar year) or (ii) the closing of a Change in Control.
____    the earliest of (i) January 31 of calendar year ___________ (a calendar year which is at least five (5) calendar years after the 20___ calendar year), (ii) January 31 of the calendar year following the calendar year in which my separation from service occurs or (iii) the closing of a Change in Control.

[ ] C.	I hereby elect the following method of distribution for my deferral election subaccount for the 20__ plan year:
___    lump sum payment
___    annual installments over a five (5)-year term, or
___    annual installments over a ten (10)-year term
I understand that no distribution shall be made or commence, in connection with my separation from service, prior to the earlier of (i) the first day of the seventh month following the date of such separation from service or (ii) the date of my death, if I am deemed at the time of such separation from service to be a “specified employee” within the meaning of that term under Code Section 409A and the applicable Treasury regulations thereunder.

As required by the Federal tax laws, my deferral election shall become irrevocable on the first day of the 20___ plan year and cannot be changed or modified under any circumstances after that day.
To the extent my rights under law to the earnings deferred pursuant to this election are greater than the rights of a general unsecured creditor of my Participating Employer, I hereby waive those rights and agree that I shall have only the rights of a general unsecured creditor with respect to the payment of my deferred earnings.
I understand I am responsible for the satisfaction of all federal, state and local employment and other payroll taxes (including FICA taxes) which are required to be withheld on the compensation I defer under the Plan, and I hereby authorize my Participating Employer to withhold those taxes from the compensation otherwise to be deferred pursuant to this deferral election. Accordingly, only the net amount of the compensation that I have elected to defer under the Plan that remains after the applicable withholding taxes have been collected shall in fact be credited to me as deferred compensation for the 20__ plan year.

[ ] D.	I hereby elect not to defer any portion of my base salary for the 20__ Plan Year under the Plan.

[ ] E.	I hereby elect not to defer any portion of my bonus or other incentive compensation for the 20___ Plan Year under the Plan.

[ ] F.
I hereby elect to have the deferral elections specified in Sections A through C above continue for each subsequent plan year, until I change my deferral elections in accordance with the provisions of the Plan. Any such change shall become effective for a particular plan year only if the new deferral election is filed not later than the December 31 immediately prior to the start of that plan year.

Printed Name:

Signature:

Date:	, 20

EXHIBIT B

SPECIAL DEFERRAL ELECTION PLAN
DESIGNATION OF BENEFICIARY
I hereby designate the following individual or individuals as the beneficiary or beneficiaries of all my right, title and interest in and to the unpaid vested balance credited to my account under the Special Deferral Election Plan at the time of my death, hereby revoking any prior designation of beneficiaries made by me under such Plan:

	Name	Relationship	Percent of Total

(1)
(2)
(3)
(4)

The beneficiary must survive me; otherwise, his or her designated share is to be divided equally among the beneficiaries who do survive me.

Signature:

Name:

Date:	, 20